PROSPECT CAPITAL

GO VOTE

YOUR VOTE IS IMPORTANT!

VOTE BY JUNE 10, 2022.

S42981-EPB

PROSPECT CAPITAL

Our Board encourages you to vote your shares FOR the proposal and appreciates your support of Prospect Capital Corporation.

The Special Stockholder meeting will be held on June 10, 2022. Whether or not you plan to attend, your vote is very important. **You can vote your shares by internet, telephone, or mail.**

Simply follow the instructions on the enclosed form. For your convenience, we've highlighted where you can find your unique Control Number.

Our Board unanimously recommends that you vote as follows.

To renew the Company's authorization, with approval of its Board of Directors, to sell shares of its common stock (during the next 12 months) at a price or prices below the Company's then current net asset value per share in one or more offerings subject to certain conditions as set forth in the accompanying proxy statement (including that the number of shares sold on any given date does not exceed 25% of its outstanding common stock immediately prior to such sale).

FOR	AGAINST	ABSTAIN
☑	☐	☐

THREE WAYS TO VOTE

ONLINE

WWW.PROXYVOTE.COM
Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

PHONE

Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

MAIL

VOTE PROCESSING
Mark, sign and date your ballot and return it in the postage-paid envelope provided.



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NOTE: This is not an actual Control Number. Please refer to the voting instruction form for your unique Control Number.